SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. 2)

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒ Preliminary Proxy Statement

☐ Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material Under Rule 14a-12

eBT International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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eBT International, Inc.

P.O. Box 1029

Scituate, Massachusetts 02047

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE __, 2003

As a stockholder of eBT International, Inc. (“eBT”), you are hereby given notice of and invited to attend in person or by proxy the Annual Meeting of Stockholders of eBT to be held at the offices of Nutter McClennen & Fish LLP, 155 Seaport Boulevard, Boston, Massachusetts, on June __, 2003, at                          .m., local time, for the following purposes:

1. To approve and adopt a Certificate of Amendment to eBT’s Certificate of Incorporation providing for a reverse stock split of eBT’s common stock that would result in (a) stockholders receiving one share of our common stock for every 50 shares of our common stock that they own, (b) stockholders receiving cash in lieu of any fractional share they would otherwise be entitled to receive as a result of the reverse stock split at a rate of $0.11 per share on a pre-split basis and (c) the reduction of eBT’s authorized common stock from 50,000,000 shares to 1,000,000 authorized shares, which is in proportion to the reverse stock split. The reverse stock split is proposed to terminate eBT’s reporting obligations under the Securities Exchange Act of 1934, as amended and is expected to reduce eBT’s expenditures.

2. To elect two Class I directors to serve until eBT’s annual meeting of stockholders to be held in 2006 or until their successors are duly elected and qualified and one Class III director to serve until eBT’s annual meeting of stockholders to be held in 2005 or until his or her successor is duly elected and qualified.

3. To transact such other business as may properly come before the meeting and any adjournment(s) thereof.

The Board of Directors has fixed the close of business on April 25, 2003, as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at such meeting and any adjournment thereof. Only stockholders at the close of business on the Record Date are entitled to notice of and to vote at such meeting. The transfer books will not be closed. For the reasons set forth in the Proxy Statement, the Board of Directors unanimously recommends that you vote for approval of the reverse stock split as specified under Proposal I and for the nominees as director specified under Proposal II.

You are cordially invited to attend the meeting. However, whether or not you expect to attend the meeting, it is very important for your shares to be represented at the meeting. We respectfully request that you date, execute and mail promptly the enclosed proxy in the enclosed stamped envelope for which no additional postage is required if mailed in the United States. A proxy may be revoked by a stockholder by notifying the Secretary of eBT in writing at any time prior to its use, by executing and delivering a subsequent proxy or by personally appearing at the Annual Meeting and casting your vote, each as specified in the enclosed proxy statement.

By order of the Board of Directors

Stephen O. Jaeger

President, CEO and Chairman of the Board

Dated: May __, 2003

Your vote is important.

Please execute and return promptly the enclosed

proxy card in the envelope provided.

eBT INTERNATIONAL, INC.

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE __, 2003

To Our Stockholders:

This Proxy Statement is furnished to the stockholders of eBT International, Inc. (“eBT”) for use at the Annual Meeting of Stockholders on June __, 2003 (the “Annual Meeting”), or at any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The enclosed proxy is solicited on behalf of the Board of Directors of eBT and can be revoked at any time prior to the voting of the proxy (as provided herein). Unless a contrary choice is indicated, all duly executed proxies received by eBT will be voted as follows:

1. To approve and adopt a Certificate of Amendment to eBT’s Certificate of Incorporation (the “Certificate of Incorporation”) providing for a reverse stock split (the “Reverse Stock Split”) of eBT’s common stock that would result in (a) stockholders receiving one share of new common stock, $0.01 par value (the “New Common Stock”), of eBT for every 50 shares of common stock of eBT, $0.01 par value (the “Existing Common Stock”) owned as of the effective date, (b) stockholders receiving cash in lieu of any fractional share they would otherwise be entitled to receive as a result of the Reverse Stock Split at a rate of $0.1078 per share on a pre-split basis and (c) the reduction of eBT’s authorized shares of common stock from 50,000,000 shares to 1,000,000 authorized shares, which is in proportion to the Reverse Stock Split. The Reverse Stock Split is proposed to terminate eBT’s reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and is expected to reduce eBT’s expenditures.

2. To elect two Class I directors to serve until eBT’s annual meeting of stockholders to be held in 2006 or until their successors are duly elected and qualified and one Class III director to serve until eBT’s annual meeting of stockholders to be held in 2005 or until his or her successor is duly elected and qualified.

3. The proxies will be voted in accordance with the recommendation of management as to any other matters, which may properly come before the Annual Meeting or any adjournment thereof.

The record of stockholders entitled to vote at the Annual Meeting was taken at the close of business on April 25, 2003 (the “Record Date”). The approximate date on which this Proxy Statement and the enclosed proxy are first being sent to stockholders is May __, 2003. The mailing address of eBT is P.O. Box 1029, Scituate, Massachusetts 02047. The combined annual report and Form 10-K for the fiscal year ended January 31, 2003 is enclosed with this Proxy Statement.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement or related Schedule 13E-3, and if given or made, such information or representation should not be relied upon as having been authorized by eBT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the transaction proposed herein or determined if this Proxy Statement is truthful or complete. The Commission has not passed upon the fairness or merits of the transactions contemplated hereby nor upon the accuracy or adequacy of the information contained in this Proxy Statement. Any representation to the contrary is a criminal offense.

SUMMARY OF TERMS OF REVERSE STOCK SPLIT

This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To better understand the terms and conditions of the Reverse Stock Split, as well as the consequent amendments to our Certificate of Incorporation, you should carefully read this entire document, its attachments and the other documents to which we refer.

•	eBT was dissolved on November 8, 2001. The Board of Directors of eBT has unanimously approved, and recommended that the stockholders approve, a 1-for-50 reverse split of the Existing Common Stock. Each fifty shares of Existing Common Stock outstanding immediately prior to the completion of the Reverse Stock Split will be automatically converted into one share of New Common Stock (see “Special Factors – Background” on page 6).

•	No new certificates representing fractional shares of the New Common Stock will be issued. Instead, each fractional share will be purchased by eBT for a cash payment equal to $0.11 per share on a pre-split basis. The $0.11 per share payment reflects the proportionate value of $5.50 per pre-split share of the Existing Common Stock. This valuation is based upon the estimated value of eBT’s net assets in liquidation as reported in its Annual Report on Form 10-K for the year ended January 31, 2003, plus the cost savings benefits estimated to be realized with the termination of eBT’s status as a reporting company under the Exchange Act (see “Special Factors – Background” on page 6; and “ – Fairness of the Reverse Stock Split Proposal” on page 9).

•	As a result of the Reverse Stock Split, persons who hold fewer than 50 shares of Existing Common Stock immediately prior to the Reverse Stock Split will have their entire interest in the New Common Stock purchased by eBT and will no longer be holders of New Common Stock (see “Special Factors – Certain Effects of Reverse Stock Split Proposal on eBT’s Stockholders” on page 11).

•	Any holder of record of fewer than 50 shares of Existing Common Stock may retain an equity interest in eBT after the Effective Date (as defined herein) by purchasing, prior to the Effective Date, a sufficient number of shares of Existing Common Stock so that the stockholder’s total number of shares held of record immediately prior to the Reverse Stock Split is equal to or greater than 50 (see “Proposal I – Reverse Stock Split and Related Amendments to eBT’s Certificate of Incorporation – Payment of Fractional Shares” on page 15).

•	The principal purpose of the Reverse Stock Split is to reduce the number of stockholders of record of eBT’s Common Stock to fewer than 300, enabling eBT to terminate its status as a reporting company under the Exchange Act, and thereby eliminate the significant expenses associated with being a reporting company (see “Special Factors – Purpose and Reasons for the Reverse Stock Split” on page 5).

•	The principal advantage of the Reverse Stock Split to eBT and its stockholders is the direct and indirect expense savings that are expected to be realized by termination of eBT’s reporting company status (see “Special Factors – Purpose and Reasons for the Reverse Stock Split” on page 5).

•	A principal advantage of the Reverse Stock Split to stockholders who held fewer than 50 shares of Existing Common Stock is that eBT will purchase their fractional shares of New Common Stock without charging brokerage commissions or other costs normally associated with the sale of securities (see “Special Factors – Certain Effects of Reverse Stock Split Proposal on eBT’s Stockholders” on page 11).

•	The principal disadvantages of the Reverse Stock Split are:

•	stockholders will not be able to purchase and sell New Common Stock on the electronic OTC Bulletin Board—the New Common Stock will be traded on the Pink Sheets after the Reverse Stock Split; and

•	many of eBT’s stockholders will cease to be stockholders following the Reverse Stock Split and will not receive certain benefits of the Reverse Stock Split (see “Special Factors – Certain Effects of Reverse Stock Split Proposal on eBT’s Stockholders” on page 11).

•	Approval of the amendment to the Certificate of Incorporation to effect the Reverse Stock Split will require approval by holders of a majority of the outstanding shares of Existing Common Stock (see “Proposal I – Reverse Stock Split and Related Amendments to eBT’s Certificate of Incorporation – Vote Required” on page 15).

•	Each stockholder whose fractional share is repurchased by eBT will recognize gain or loss for federal income tax purposes measured by the difference between the stockholder’s basis in the fractional share and the cash consideration received for the fractional share. The gain or loss will be capital gain or loss if the share was held as a capital asset (see “Special Factors – Federal Income Tax Consequences” on page 13).

•	Under the Delaware General Corporation Law, stockholders do not have the right to dissent and demand payment for their shares (see “Proposal I – Reverse Stock Split and Related Amendments to eBT’s Certificate of Incorporation – Appraisal and Dissenters’ Rights” on page 16).

•	eBT’s Board of Directors has concluded that the Reverse Stock Split is fair to eBT’s stockholders, including the unaffiliated stockholders of eBT, from a financial point of view. This conclusion was based on the good faith determination of the remaining liquidation value of eBT by the Board, based upon the analysis of several factors described in detail in the section of this Proxy Statement titled “Special Factors—Fairness of the Reverse Stock Split Proposal” (see “Special Factors – Fairness of the Reverse Stock Split Proposal” on page 9).

•	Whether or not the stockholders approve the Reverse Stock Split, it is unlikely that any further liquidation distributions will be made to stockholders until final resolution of the indemnification claims disclosed in the section of this Proxy Statement titled “Background—Indemnification Claims” (see “Special Factors – Certain Effects of Reverse Stock Split Proposal on eBT’s Stockholders” on page 11).

SPECIAL FACTORS

Purpose and Reasons for the Reverse Stock Split

The reason for the Reverse Stock Split is to relieve eBT of the costs and burdens of remaining a public company, and reduce the costs associated with servicing many small stockholder accounts. On May 22, 2001, the Board of Directors approved a plan to liquidate and dissolve eBT. The plan was approved by a majority of eBT’s stockholders and a certificate of dissolution was filed with the State of Delaware on November 8, 2001. Upon approval of the plan by the Board of Directors, eBT immediately began the orderly wind down of its operations, including laying off most of its employees, seeking purchasers for the sale of its intellectual property and other tangible and intangible assets and providing for its outstanding and potential liabilities. Currently, eBT’s primary objectives are to liquidate its assets in the shortest period of time possible while realizing the maximum value for such assets. In this regard, it is also incumbent on the Board of Directors to reduce costs as much as possible.

The Board of Directors believes that there are considerable costs and burdens to eBT in remaining a public reporting company. To comply with its obligations under the Exchange Act, eBT incurs direct and indirect costs associated with compliance with the filing and reporting requirements imposed on public companies. Examples of direct costs savings from termination of registration of common shares include: lower printing and mailing costs; reduced reporting and disclosure requirements due to the company’s private status; and reduction in direct expenses such as word processing and preparing electronic filings in the EDGAR format prescribed by the Securities and Exchange Commission (the “SEC” or the “Commission”). eBT has determined that there will be a reduction in audit and legal fees, and additional savings in directors’ fees and other personnel costs once eBT is no longer subject to the reporting requirements of the Exchange Act. eBT also incurs indirect costs as a result of executive time expended to prepare and review such Exchange Act filings. Ceasing registration of the New Common Stock is expected to substantially reduce many of these costs.

eBT also expects the Reverse Stock Split to reduce the cost of servicing stockholder accounts. The costs of printing and mailing materials to stockholders increases for each stockholder account, regardless of the number of shares held by the stockholder. Many of eBT’s stockholders hold a relatively small number of shares, and the cost of servicing such accounts is disproportionate to the size of the holdings.

The Reverse Stock Split would not only reduce these servicing expenses, but would also provide a cash payment to holders of fewer than 50 shares for their interest in eBT. Stockholders of record owning more than 50 shares would receive a cash payment in lieu of the fractional share they would otherwise be entitled to receive as a result of the Reverse Stock Split.

Based on its experience, eBT believes that total savings of approximately $115,000 in previously estimated costs of continuing as a public company during the remaining liquidation period may be realized by going private. This amount, however, is just an estimate, and the actual savings to be realized may be higher or lower than such estimate. Under Delaware law, eBT will remain in existence as a non-operating entity until at least November 8, 2004. Because eBT is in the process of liquidating its assets, management believes that it is not a question of whether it will cease to be a reporting company, but rather when it will do so.

If the Reverse Stock Split is approved and implemented, eBT believes that the number of stockholders of record of eBT’s common shares will be fewer than 300. eBT intends to terminate the registration of its New Common Stock under the Exchange Act pursuant to Section 12(g)(4) of the Exchange Act. Following the Reverse Stock Split, the decision by eBT to terminate Exchange Act registration upon implementation of the Reverse Stock Split does not require stockholder approval and will not be voted on at the Annual Meeting. eBT’s duty to file periodic reports with the SEC, such as quarterly and annual reports, will be suspended once eBT has fewer than 300 stockholders of record and has filed the appropriate form with the SEC. eBT will become a private company, and there will be no opportunity for a public market for eBT’s securities to develop.

In consideration of the aforementioned reasons, eBT’s Board of Directors on January 28, 2003, approved, subject to approval by eBT’s stockholders, a proposal to effect the Reverse Stock Split and the Amendment to eBT’s Certificate of Incorporation.

No unaffiliated representative has been retained to act solely on behalf of unaffiliated stockholders for purposes of negotiating the terms of the Reverse Stock Split. Additionally, the Board made no specific provision to grant unaffiliated stockholders access to eBT’s corporate files, except as may be required by the Delaware General Corporation Law, or to obtain counsel or appraisal services at eBT’s expense.

Background

At the Board of Directors’ meeting on December 24, 2002, management expressed its view that eBT may expend a disproportionate percentage of its remaining net assets to maintain its present status as a public company while eBT and its stockholders are deriving few, if any, benefits therefrom, since eBT is in liquidation. The Board considered the advantages and disadvantages of being a private company and unanimously directed management to conduct a feasibility study of terminating its reporting obligations under the Exchange Act, including a discussion of potential reverse split ranges and proposed valuation for redeeming fractional interests.

Management met with outside legal counsel to discuss a reverse stock split as well as other options for taking eBT private. After discussion with legal counsel and other advisors of the options available, management determined that a reverse stock split was the most feasible in eBT’s current situation. By direction of the Board of Directors, management engaged legal counsel to assist eBT in pursuing the proposed Reverse Stock Split.

At the January 28, 2003, meeting of the Board of Directors, the Board reviewed with legal counsel the duties of directors under Delaware law in evaluating a reverse stock split and discussed the preparation of documents to be filed with the SEC in this regard.

The Board then discussed the fairness of the Reverse Stock Split to the stockholders who will receive New Common Stock. See “Fairness of the Reverse Stock Split Proposal” below. Because of the estimated cost savings associated with no longer being a public company, the Board concluded that a reverse stock split would be fair to such stockholders. The Board noted that since the adoption of the liquidation and dissolution plan on May 22, 2001, eBT had not received any bona fide offers from any person for (i) the merger or consolidation of eBT into or with any person, (ii) the sale or other transfer of all or any substantial part of the assets of eBT, or (iii) securities of eBT which would enable the holder thereof to exercise control of eBT. eBT during this period did not solicit any third party offers to merge or acquire eBT, nor did it authorize any member of the Board of Directors or unaffiliated party to do so.

Management recommended that a ratio of 1-to-50 would reduce the record stockholder population below 300 while allowing adequate margin for any increase in the number of stockholders that might occur prior to the effectiveness of a reverse stock split (for example, as a result of holders with shares in “street name” requesting that share certificates be issued in their own name, or persons other than current stockholders purchasing shares).

eBT and its Board of Directors are proposing the Reverse Stock Split at this time because:

•	eBT is in liquidation and is no longer an operating company;

•	the cost of remaining a public company is significant, especially in relation to the remaining net assets and status of eBT; and

•	eBT’s net assets in liquidation will be increased.

After the completion of the discussions, the Reverse Stock Split and all corporate actions necessary in connection therewith were approved unanimously by the Board of Directors, which directed that the Reverse Stock Split be submitted for approval at a meeting of eBT’s stockholders.

Failure to approve the Reverse Stock Split will continue eBT’s costs of being a public company with minimal corresponding benefit.

If the stockholders approve the Reverse Stock Split, eBT intends to file an amendment to eBT’s Certificate of Incorporation with the Secretary of State of the State of Delaware in substantially the form attached hereto as Appendix A. The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State of the State of Delaware, or such later date as is specified in the filing (the “Effective Date”). eBT expects the amendment to become effective as soon as practicable following the Annual Meeting.

Indemnification Claims. In late January 1999 eBT discovered that it would be necessary to restate its financial results for the first three quarters of calendar year 1998. eBT immediately and voluntarily provided this information to the SEC. On June 2, 1999, eBT was informed that the SEC had issued a Formal Order of Private Investigation in connection with matters relating to the previously announced restatement of eBT’s 1998 financial results. The staff of the Boston office of the SEC informed eBT on July 10, 2002 that the SEC’s investigation as to eBT had been terminated and no enforcement or other actions against eBT had been recommended. In a Complaint filed on June 21, 2002 (amended on November 19, 2002) in the United States District Court, District of Massachusetts (“Federal District Court”) the SEC in an enforcement action alleged that two former officers of eBT violated various sections of the Securities Act of 1933, as amended (the “Securities Act”), and the Exchange Act, and Rules thereunder. In the Complaint the SEC requests that the Federal District Court issue a Final Judgment of Permanent Injunction and Order of Permanent Relief against the two former officers. The Complaint also alleged that one other former officer was liable as a “Control Person” for certain uncharged violations under certain sections of the Exchange Act and Rules thereunder. This individual, without admitting or denying any of the allegations set forth in the Complaint, consented to the entry of a Final Judgment in this matter which was entered by the Federal District Court on June 24, 2002. eBT is obligated under its By-laws to indemnify these former officers for expenses reasonably incurred in connection with the SEC’s investigation, including the defense costs for actions that may be pursued by the SEC and resultant fines and penalties. However, eBT’s By-laws provide that an officer is not entitled to such indemnification if it is adjudicated or determined by the Board of Directors that such officer did not act in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of eBT. The former officer who consented to the entry of a Final Judgment has made a claim for indemnification of legal fees of approximately $200,000. The Board of Directors unanimously determined on August 7, 2002 that such former officer was not entitled to indemnification. Such former officer has indicated that he may initiate action to contest the Board’s determination. eBT has been advised by one of the two former officers who have not settled with the SEC that he intends to defend the SEC’s proposed action in Federal District Court. As of July, 2002, the legal fees for such defense were estimated by the former officer’s defense counsel to be “no less than $400,000 over the next year”. eBT believes the SEC’s allegations will be challenged by the other former officer in Federal District Court. Until such time as the disposition of the SEC’s allegations with regard to the two former officers has been finalized, eBT will maintain a Litigation Settlement Reserve, which at the date of mailing of this proxy statement was $976,000.

In December 2002, the office of the United States Attorney for the District of Massachusetts requested documents from eBT relating to the investigation it conducted in connection with the restatement of financial results for 1998. On February 12, 2003, eBT entered into an agreement with the U.S. Attorney’s office pursuant to which eBT will provide the requested documents subject to use immunity. We are unable to comment on what action, if any, the U.S. Attorney’s office may take with respect to any individuals, and we cannot predict what additional requests, if any, eBT will receive in the future for indemnification.

Alternatives Considered by the Board of Directors

The Board of Directors considered alternative transactions to reduce the number of stockholders but ultimately determined that the Reverse Stock Split was the preferred method. The Board of Directors considered the following alternative strategies:

Issuer Tender Offer. The Board of Directors considered an issuer tender offer to repurchase shares of eBT’s outstanding Existing Common Stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature. The Board was uncertain as to whether this alternative would result in shares being tendered by a sufficient number of record holders so as to permit eBT to reduce the number of stockholders below 300, to reduce its administrative costs related to servicing stockholders who own a relatively small number of shares and to terminate its SEC reporting requirements. The Board was also uncertain as to whether many holders of a small number of shares would make the effort to tender their shares. In addition, the Board considered the cost of completing the tender offer, which could be significant in relation to the value of the shares sought to be purchased.

Purchase of Shares in the Open Market. There is a limited trading market for the Existing Common Stock with little liquidity; therefore, the Board of Directors believe it would be highly unlikely that shares could be acquired by eBT from a sufficient number of holders to accomplish the Board’s objectives.

Continuing As Is. Finally, the Board of Directors considered taking no action to reduce the number of stockholders of eBT. However, due to eBT’s significant costs of compliance under the Exchange Act, especially in relation to eBT’s overall expenses and status as a non-operating company, the Board believes that taking no action at this time is not in the best interests of eBT.

Because eBT is in liquidation and has already disposed of a substantial amount of its operating assets, the Board did not give serious consideration to identifying a third party to acquire eBT’s assets or stock in a merger or similar transaction.

The Board of Directors has determined that the Reverse Stock Split is the most expeditious and economical method of changing eBT’s status from that of a reporting company to that of a non-reporting company. eBT has not sought, and has not received, any proposals for the merger or consolidation of eBT, or for the sale or other transfer of all or any substantial portion of eBT’s assets, or for the securities of eBT that would enable the holder thereof to exercise control of eBT. See “Special Factors—Background.”

Fairness of the Reverse Stock Split Proposal

The Board of Directors believes that the Reverse Stock Split, taken as a whole, is substantively and procedurally fair to and in the best interests of eBT and its stockholders, including the unaffiliated stockholders. In determining the fairness of the Reverse Stock Split, the Board of Directors considered a number of factors prior to approval of the proposed transaction.

The Board of Directors recognized the concerns of stockholders owning fewer than 50 shares of Existing Common Stock. The Reverse Stock Split will allow such stockholders to liquidate their holdings at a fair value, and without brokerage or other transaction costs by receiving cash for their interest.

Stockholders receiving New Common Stock are expected to benefit from the reduction of direct and indirect costs borne by eBT to maintain its public company status. In addition, stockholders holding a number of shares not evenly divisible by 50 will receive a cash payment for the portion of their interest that would otherwise be represented by a fractional share, without incurring brokerage or other transactions costs.

The Board of Directors of eBT by unanimous vote on January 28, 2003, with no member of the Board of Directors dissenting or abstaining from such approval, adopted a resolution declaring the terms and conditions of the Reverse Stock Split to be advisable, and directing that a proposed amendment to the Certificate of Incorporation of eBT effecting the Reverse Stock Split and reducing eBT’s authorized capital proportionately be submitted to stockholders of eBT for consideration.

Substantive Fairness Discussion.    In determining to approve the Reverse Stock Split and recommend that stockholders approve it, the Board of Directors considered the following material factors:

•	The status of eBT as a non-operating entity in the process of liquidation.

•	The limited trading market and liquidity of the Existing Common Stock.

•	The opportunity afforded, in the absence of a trading market, by the Reverse Stock Split for holders of even a small number of shares to receive a cash payment for their interest without brokerage costs, and for larger stockholders to receive a cash payment in respect of a portion of their interest.

•	The Board believed that the payment of $0.11 per pre-split share is fair in light of (a) the reported market price of eBT’s common stock which was between $0.09 and $0.105 per share for the period from December 26, 2002 through April 23, 2003, the day before the Board approved the payment amount and (b) the estimated $0.11 liquidation/net book value of eBT, which amount reflects the cost savings to result from the Reverse Stock Split, as described below. Historical market prices and going concern values were not considered relevant since eBT had ceased operations and dissolved in 2001 and had made significant liquidating distributions to shareholders in 2001 and 2002.

•	The current estimate that stockholders may receive aggregate periodic liquidation proceeds of $0.102 per share (based on the net number of shares outstanding prior to the Reverse Stock Split) plus an amount ranging from $0.00 to approximately $0.073 per share, depending on the extent to which the general contingency reserve of $100,000 is spent or the $976,000 litigation contingency reserve is required to defend or satisfy the indemnification claims described above under “Special Factors – Background – Indemnification Claims.” Whether or not the stockholders approve the

Reverse Stock Split, it is unlikely that any further distributions will be made to stockholders until final resolution of the indemnification claims.

•	The estimated post Reverse Stock Split liquidation proceeds of $0.11 per share reflects the amount of $0.102 per share estimated by eBT in its Form 10-K for the year ended January 31, 2003, plus estimated cash saving of $115,000 that may be realized by becoming a private company. Liquidation proceeds may be increased to the extent of any royalty income received from Red Bridge Interactive, Inc. under the agreement with Red Bridge Interactive dated July 1, 2001. Red Bridge has estimated that such royalty income during the remaining royalty period will be between $10,000 and $20,000. eBT has no other basis to estimate the amount of such royalty income.

•	The fact that eBT is in liquidation suggests that its stock performance is likely to follow closely the net liquidation values disclosed by eBT.

•	The Board’s knowledge of the financial condition and prospects of eBT.

•	The anticipated increased cost of compliance with the additional requirements on public companies under the Sarbanes-Oxley Act of 2002 and related SEC regulations.

•	The fact that at the 1-for-50 ratio, the Reverse Stock Split would not significantly impact control of eBT, and that eBT expects that it would continue to have approximately 180 stockholders with directors and executive officers beneficially owning approximately 0.04% of New Common Stock following the Reverse Stock Split. Accordingly, the Board of Directors did not view the Reverse Stock Split as significantly impacting control of eBT.

In determining to approve the Reverse Stock Split, the Board of Directors placed the greatest weight on the status of eBT as a non-operating entity in liquidation and did not assign any particular weight to any of the other factors. After evaluating these factors, the Board determined that the Reverse Stock Split is substantively fair to unaffiliated stockholders.

Procedural Fairness Discussion.    The Reverse Stock Split has not been structured to require the separate approval of stockholders unaffiliated with eBT because the Board concluded that the interests of unaffiliated stockholders were sufficiently represented at the Board level. The Board reached this conclusion because (a) eBT’s directors and officers combined own less than 1% of eBT’s outstanding shares, (b) affiliates are not being treated differently from unaffiliated stockholders in the Reverse Stock Split, and (c) the terms of the Reverse Stock Split were reviewed and approved by all of the non-employee members of the Board. The Board has not appointed a special committee or obtained a fairness opinion, appraisal or other independent assessment of the fairness of the terms of the Reverse Stock Split or the value of the Existing Common Stock because it does not believe such procedures are warranted given their expense, the status of eBT as a liquidating entity, and the fact that three of the four Board members are neither controlled by or under common control with eBT, nor are they, or were they ever, employees of eBT. Therefore, based on these factors, the Board determined that the Reverse Stock Split is procedurally fair to unaffiliated stockholders.

After evaluating the substance and procedural fairness of the Reverse Stock Split, the Board concluded that the Reverse Stock Split is the most expeditious, efficient, cost effective and fair method to convert eBT from a reporting company to a privately-held non-reporting company.

On April 24, 2003, the Board of Directors determined that the purchase price of $5.50 per whole share of New Common Stock (reflects a $0.11 pre-split valuation of Existing Common Stock) for fractional shares of eBT’s Existing Common Stock is fair from a financial point of view to the holders of Existing Common Stock of eBT. This determination was based on the factors discussed above.

To eBT’s knowledge, each executive officer and director of eBT will vote all shares of Existing Common Stock those persons have proxy authority for, for the proposed Reverse Stock Split and related Amendment to eBT’s Certificate of Incorporation. These shares represent approximately 0.04% of the voting power on the Record Date.

Certain Effects of Reverse Stock Split Proposal on eBT’s Stockholders

Rights, Preferences and Limitations. There are no differences between the respective rights, preferences or limitations of the Existing Common Stock and the New Common Stock. There will be no differences with respect to dividend, voting, liquidation or other rights associated with eBT’s Common Stock before and after the Reverse Stock Split.

If the Reverse Stock Split is approved, the interests of holders of Existing Common Stock will change. Each share of Existing Common Stock which would upon completion of the Reverse Stock Split represent a fractional share of New Common Stock will be automatically converted into the right to receive from eBT, in lieu of fractional shares of New Common Stock, cash in the amount of $0.11 for each share of Existing Common Stock on a pre-split basis.

If the Reverse Stock Split is effected, stockholders owning fewer than 50 shares of Existing Common Stock will no longer have any equity interest in eBT and will not participate in future increases or decreases to eBT’s net assets in liquidation. Further, the stockholders who will continue to have an equity interest in eBT after the Reverse Stock Split will own a security the liquidity of which will be reduced.

The Reverse Stock Split will have the same effect on shares of Existing Common Stock held by affiliates of eBT as it will have on shares of Existing Common Stock held by non-affiliates of eBT. As of April 24, 2003, the directors and executive officers of eBT held an aggregate of 55,033 shares of Existing Common Stock. See “Information about eBT International, Inc. – Ownership of Voting Securities of eBT”. If the Reverse Stock Split is approved, the directors and executive officers of eBT will receive an aggregate of $3.63. Due to the fact that each of the affiliate stockholders of eBT hold more than 50 shares of Existing Common Stock of eBT, none of the affiliate stockholders of eBT will have their entire interest in the New Common Stock purchased by eBT.

Financial Impact. eBT estimates that after the Reverse Stock Split is effected the number of shares of New Common Stock outstanding will be approximately 293,500 shares in the hands of approximately 180 stockholders of record. The total number of fractional shares to be purchased (exclusive of an undetermined number of fractional shares held in “street name”) is estimated to be approximately 5,000 at a cost of less than $600. The cost of the Reverse Stock Split transaction will come from eBT’s available cash and other liquid assets. As a result of the reduction in the number of shares outstanding, eBT’s net liquidation value per share will increase by a factor of 50. No other material impact on eBT’s financial statements is expected.

Whether or not the stockholders approve the Reverse Stock Split, it is unlikely that any further distributions will be made to stockholders until final resolution of the indemnification claims discussed in “Special Factors – Indemnification Claims” above. Upon final resolution of the indemnification claims, eBT expects to distribute to its stockholders any remaining net assets.

Appraisal Rights. Under the Delaware General Corporation Law, no appraisal rights exist with respect to the Reverse Stock Split and eBT is not voluntarily according dissenting stockholders such rights.

Termination of Registration with SEC. The Existing Common Stock is currently registered under the Exchange Act. Such registration may be terminated, under SEC rules, upon application of eBT to the SEC if eBT has fewer than 300 record holders of its Common Stock. eBT intends to make an application for termination of registration of the New Common Stock as promptly as possible after filing the Certificate of Amendment. Termination of the registration of the New Common Stock under the Exchange Act would substantially reduce the information required to be furnished by eBT to its stockholders and to the SEC and would make certain provisions of the Exchange Act, such as the filing of annual and quarterly reports and proxy statements, no longer applicable to eBT.

With respect to the executive officer and directors of eBT, upon termination of registration of the New Common Stock under the Exchange Act, the executive officer, directors and other affiliates would no longer be subject to many of the reporting requirements and restrictions of the Exchange Act, including the reporting and short-swing profit recapture provisions of Section 16 thereof, as well as many of the provisions of the Sarbanes-Oxley Act of 2002. Upon termination of Exchange Act registration, eBT will continue to be subject to the general anti-fraud provisions of federal and applicable state securities laws.

Benefits. The Reverse Stock Split is expected to result in the following benefits to eBT, its remaining stockholders, and those persons who will cease to be stockholders of eBT upon completion of the Reverse Stock Split:

•	The termination of eBT’s reporting obligations under the Exchange Act will result in a reduction in eBT’s previously estimated costs to be incurred during the remaining liquidation period. eBT expects to use any amounts saved as a result of termination of Exchange Act registration to increase future aggregate amounts paid in liquidating distributions.

•	The Reverse Stock Split affords stockholders owning fewer than 50 shares of Existing Common Stock the opportunity to realize fair value for their shares. In the absence of the Reverse Stock Split, even if a more active trading market developed for the Existing Common Stock, such holders would nonetheless realize less net value for their shares since the sale of their shares would ordinarily involve disproportionately high brokerage commissions.

•	The percentage ownership of New Common Stock of the remaining stockholders of eBT following the Reverse Stock Split will increase slightly due to the repurchase of fractional shares by eBT.

Detriments. The Reverse Stock Split is expected to result in the following detriments to eBT, its remaining stockholders, and those persons who will cease to be stockholders of eBT upon completion of the Reverse Stock Split:

•	If the Reverse Stock Split is approved, it is estimated that approximately 180 stockholders, owning in the aggregate approximately 5,000 shares of Existing Common Stock (exclusive of shares held in “street name”), will cease to be stockholders of eBT and will no longer hold an equity interest in eBT. Such stockholders, therefore, will not share in future increases in eBT’s net assets in liquidation, if any, and will no longer have the right to vote on any corporate matter. Such stockholders also will be deprived of the ability to liquidate their shares of Existing Common Stock at a time and for a price of their choosing.

•	Termination of registration of the shares of New Common Stock under the Exchange Act will reduce substantially the information required to be furnished by eBT to its stockholders and will make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy or information statement in connection with certain stockholder meetings pursuant to Section 14(a) of the Exchange Act, and the requirements of Rule 13e-3 promulgated by the SEC under the Exchange Act with respect to “going private” transactions no longer applicable to eBT and its executive officer and directors. In addition, termination of such registration will deprive “affiliates” of eBT of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act.

•	If the Reverse Stock Split is approved and, as contemplated, the shares of New Common Stock are deregistered under the Exchange Act, it is anticipated that a market for the New Common Stock will be available by market makers applying to list the New Common Stock on the Pink Sheets. The Pink Sheets is an Internet-based quotation system that allows investors to access real time firm bid and offer prices.

•	Stockholders owning whole shares, rather than fractions of a share, after the Reverse Stock Split will not be entitled to receive any cash payment for their whole shares of New Common Stock, but will receive cash only for their fractional share.

Beneficial Owners of Company Stock. The Reverse Stock Split will affect stockholders holding eBT stock in street name through a nominee (such as a bank or broker). Nominees may have different procedures, and stockholders holding eBT stock in street name should contact their nominees to determine how they are affected by the Reverse Stock Split.

Directors and Officers. The directors and officers of eBT immediately prior to the Reverse Stock Split will remain the directors and officers of eBT immediately following the effectiveness of the Reverse Stock Split. In connection with the termination of eBT’s registration and reporting obligations under the Exchange Act, eBT will reduce directors’ fees and the officer’s salary.

Federal Income Tax Consequences

The following discussion summarizing certain federal tax consequences is based on current law and is included for general information only. Stockholders should consult their own tax advisors as to the federal, state, local and foreign tax effects of the Reverse Stock Split in light of their individual circumstances.

The receipt of New Common Stock solely in exchange for Existing Common Stock will not result in recognition of gain or loss to the stockholder. The adjusted tax basis of the stockholder’s New Common Stock will be the same as the stockholder’s adjusted tax basis in the Existing Common Stock. The holding period of New Common Stock received solely in exchange for Existing Common Stock will include the stockholder’s holding in the Existing Common Stock. No gain or loss will be recognized by eBT upon the Reverse Stock Split.

Stockholders who receive cash in lieu of fractional shares of New Common Stock will be treated as receiving cash as payment in exchange for their fractional shares of New Common Stock, and they will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the adjusted basis of the fractional shares surrendered for cash.

GENERAL INFORMATION

Voting Procedures and Revocability of Proxies

This Proxy Statement is being furnished in connection with the solicitation by the Board of Directors of eBT International, Inc., a Delaware corporation, of proxies to be voted at the Annual Meeting of Stockholders of eBT to be held at the offices of Nutter McClennen & Fish LLP, 155 Seaport Boulevard, Boston, Massachusetts, on June __, 2003, at _:__ _.m., local time, and at any postponement or adjournment thereof. The only stockholders entitled to vote at the Annual Meeting are the holders of record at the close of business on the Record Date. On the Record Date there were 14,680,459 outstanding shares of Existing Common Stock. Each outstanding share of Existing Common Stock is entitled to one vote on each matter to come before the Annual Meeting.

At the Annual Meeting, the stockholders of eBT will vote (i) to approve the amendment to eBT’s Certificate of Incorporation to effect the proposed one-for-fifty Reverse Stock Split, (ii) to elect two Class I directors to serve until eBT’s annual meeting of stockholders to be held in 2006 or until their successors are duly elected and qualified and one Class III director to serve until eBT’s annual meeting of stockholders to be held in 2005 or until his or her successor is duly elected and qualified and (iii) to transact such other business as may properly come before the Annual Meeting, as set forth in the preceding Notice of Annual Meeting.

The holders of a majority of the outstanding shares of Existing Common Stock present, in person or by proxy, and entitled to vote at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned from time to time until a quorum is obtained. Abstentions and broker nonvotes are considered for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions and broker nonvotes will have the effect of a vote against the Reverse Stock Split and the related Amendment to eBT’s Certificate of Incorporation and will not be considered in the election of directors. Stockholders are urged to sign the accompanying form of proxy and return it promptly.

When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by proxies designated on the proxy card in accordance with the stockholder’s instructions. If a signed proxy card is returned and the stockholder has made no specifications with respect to voting matters, the shares will be voted for the proposed Reverse Stock Split described in this Proxy Statement, for each nominee for director named herein and, at the discretion of the designated proxies, on any other matter that may properly come before the Annual Meeting or any adjournment. eBT does not know of any business that will be presented for consideration at the Annual Meeting other than the Reverse Stock Split and related Amendment to eBT’s Certificate of Incorporation and the election of directors. However, if any other business should come before the Annual Meeting, it is the intention of the designated proxies to vote on any such business in accordance with the recommendation of management.

Any stockholder of eBT has the unconditional right to revoke his or her proxy at any time prior to the voting thereof by (i) notifying the Secretary of eBT in writing at eBT’s principal executive office, (ii) executing and delivering a subsequent proxy, or (iii) personally appearing at the Annual Meeting and casting a vote in person. However, no revocation shall be effective unless and until notice of such revocation has been received by eBT at or prior to the Annual Meeting.

Proxies solicited hereby will be returned to eBT’s transfer agent, Equiserve, and will be tabulated by inspectors of election designated by the Board of Directors, who will not be employed by, or be a director of, eBT. After the final adjournment of the Annual Meeting, the proxies will be returned to eBT for safekeeping.

Persons Making the Solicitation

The enclosed proxy is solicited on behalf of the Board of Directors of eBT. The Chief Executive Officer may participate in the solicitation but will not receive any separate or additional compensation in connection therewith. The cost of soliciting proxies in the accompanying form will be borne by eBT. In addition to the use of mail, Georgeson Shareholder Communications, Inc., a proxy solicitation firm, will assist eBT in soliciting proxies for the Special Meeting and will be paid a fee of $7,500, plus out-of-pocket expenses. Proxies may also be solicited personally or by telephone by directors and officers of eBT, without additional compensation therefor. Upon request, eBT will reimburse brokers, dealers, banks and trustees or their nominees, for reasonable expenses incurred by them in forwarding proxy material to beneficial owners of shares of Existing Common Stock.

PROPOSAL I—REVERSE STOCK SPLIT AND RELATED AMENDMENT TO eBT’S

CERTIFICATE OF INCORPORATION

General

The Board of Directors has unanimously adopted a resolution approving, and recommending to stockholders for approval, an amendment to eBT’s Certificate of Incorporation to effect the proposed one-for-fifty Reverse Stock Split. The form of amendment is attached hereto as Appendix A.

If the stockholders approve the Reverse Stock Split, eBT intends to file the amendment to eBT’s Certificate of Incorporation with the Secretary of State of Delaware. The Reverse Stock Split will become effective on the date the amendment is filed with the Secretary of State of Delaware, or such later date as is specified in the filing. eBT expects the amendment to become effective as soon as practicable following the Annual Meeting.

eBT had 14,680,459 shares of Existing Common Stock outstanding as of the Record Date. If the Reverse Stock Split is approved and implemented, each share of Existing Common Stock will automatically be reclassified into one fiftieth of a fully paid and non-assessable share of New Common Stock without any further action on the part of the stockholders. Assuming no change in the number of outstanding shares from the Record Date if the Reverse Stock Split is approved, the currently outstanding shares of Existing Common Stock will be converted into approximately 293,500 shares of New Common Stock. eBT estimates that less than $600 will be paid in cash in lieu of fractional shares (exclusive of payment for an undetermined number of fractional shares held in “street name”).

Payment of Fractional Shares

Within ten days after the Effective Date, eBT will mail to the holders of fractional shares a notice of the filing of the Certificate of Amendment and a letter of transmittal containing instructions with respect to the submission of shares of Existing Common Stock to eBT. No certificates or scrip representing fractional shares of New Common Stock shall be issued in connection with the Reverse Stock Split. Instead, stockholders holding a number of shares of Existing Common Stock not evenly divisible by 50, and stockholders holding fewer than 50 shares of Existing Common Stock, upon surrender of their old certificates, will receive cash in lieu of fractional shares of New Common Stock. The price payable by eBT for fractional shares will be determined by multiplying the fraction of a share of New Common Stock by $5.50. Holders of fractional shares will be entitled to receive, and eBT will be obligated to make payment for, cash in lieu of fractional shares only by transmitting stock certificate(s) for shares of Existing Common Stock to eBT, together with the properly executed and completed letter of transmittal and such evidence of ownership of such shares as eBT may require.

Any holder of record of fewer than 50 shares of Existing Common Stock who desires to retain an equity interest in eBT after the Effective Date may do so by purchasing, prior to the Effective Date, a sufficient number of shares of Existing Common Stock such that the total number of shares held of record in his name immediately prior to the Reverse Stock Split is equal to or greater than 50. However, due to the limited trading market for eBT’s Existing Common Stock it is possible that a stockholder desiring to retain an equity interest in eBT may not be able to purchase enough shares to retain an equity interest in eBT at a fair price or at all.

Vote Required

Approval of the Reverse Stock Split will require approval by a majority of the shares of Existing Common Stock that were outstanding on the Record Date. Accordingly, the Reverse Stock Split will be approved if at least 7,340,230 shares of Existing Common Stock are voted in favor of the Reverse Stock Split. At this time, eBT does not know whether or not a majority of the shares will be voted in favor of the Reverse Stock Split. However, eBT was advised that a holder of shares representing in excess of 16% of eBT’s outstanding shares of Existing Common Stock intends to vote for the approval of the Reverse Stock Split.

Appraisal and Dissenters’ Rights

No appraisal or dissenters’ rights are available under Delaware law to stockholders who dissent from the Reverse Stock Split. eBT will not independently provide its stockholders with any such right.

Source and Amount of Funds or Other Consideration; Expenses of Transaction

The total amount of funds needed to cash out the fractional shares is estimated to be less than $600, exclusive of an undetermined amount to be paid for fractional shares held in “street name.” eBT will use cash on hand to make this payment. eBT estimates incurring the following costs and expenses to structure and complete the Reverse Stock Split:

Filing fees	$—
Legal expenses	35,000
Accounting expenses	9,000
Printing and mailing costs	26,000
Costs of solicitation firm	9,000
Other miscellaneous costs	5,000

The Board of Directors unanimously recommends that stockholders vote “FOR” the Reverse Stock Split and the related amendment to eBT’s Certificate of Incorporation.

PROPOSAL II – ELECTION OF DIRECTORS

eBT has a classified Board of Directors currently consisting of two Class I directors, one Class II director and one Class III director. The Class I and Class II directors were elected to serve until the annual meetings of stockholders to be held in 2003 and 2004, respectively, or until their respective successors are duly elected and qualified. No annual meeting was held in 2002, and the Class III director continues to serve until her successor is duly elected and qualified. At each annual meeting of stockholders, directors are elected for a full term of three years to succeed those whose terms are expiring.

The persons named in the enclosed proxy will vote to elect as director Samuel H. Fuller and Edward Terino, the Class I director nominees, and Joanna T. Lau, the Class III director nominee, unless the proxy is marked otherwise. All nominees are currently directors of eBT. The Class I directors will be elected to hold office until the annual meeting of stockholders to be held in 2006 and until their successor is duly elected and qualified and the Class III director will be elected to hold office until the annual meeting of stockholders to be held in 2005 and until his or her successor is duly elected and qualified. Neither annual meeting is expected to be held, as eBT expects to dissolve on or about November 8, 2004. Messrs. Fuller and Terino and Ms. Lau have indicated their willingness to serve, if elected; however, if any of them should be unable to serve, the proxies may be voted for a substitute nominee designated by the Board of Directors, unless the Board of Directors acts to reduce the number of directors. Unless authority to vote for the nominee is withheld, it is intended that the shares represented by the enclosed proxy card, if executed and returned, will be voted “for” the election of the nominees proposed by the Board of Directors.

The Board of Directors recommends that you vote “for” the election of the nominees named in this proxy statement.

Information with Respect to the Nominees, Continuing Directors and Executive Officer

For each member of the Board of Directors and eBT’s executive officer, there follows information given by each concerning his or her principal occupation and business experience for the past five years, the names of other publicly-held companies of which he or she serves as a director, his or her age and his or her length of service as a director of eBT. The address and telephone for each person named in the table is in care of eBT International, Inc., P.O. Box 1029, Scituate, Massachusetts 02047, telephone 781-319-0460.

Nominees for Election as Class I Directors (Terms Expiring at the 2006 Annual Meeting)	Age	Principal Occupation
Samuel H. Fuller	56

Dr. Fuller has been a director of eBT since May 1996. Dr. Fuller is currently Vice President, Research and Development, Analog Devices, Inc. Prior to joining Analog Devices, Inc. in February 1998, Dr. Fuller served as Vice President, Corporate Technology Strategy and Chief Scientist for Digital Equipment Corporation from January 1996 until January 1998. Dr. Fuller held various other positions with Digital Equipment Corporation since 1978, and served as its Vice President of Research from 1983 to January 1996. Dr. Fuller is also a director of Zaiq Technologies, Inc. and Corporation for National Research Initiatives.

Edward Terino	49

Mr. Terino has been a director of eBT since September 1999. Mr. Terino has been the Senior Vice President and Chief Financial Officer at Art Technology Group, Inc.(ATG) since October 2001. Prior to joining ATG, Mr. Terino served as Senior Vice President and Chief Financial Officer for Applix, Inc. from April 1999 through September 2001. Prior to joining Applix, Inc. Mr. Terino was Chief Financial Officer, Treasurer and Secretary for Celerity Solutions, Inc. from November 1996 through March 1999. From July 1995 through November 1996, Mr. Terino served as Vice President Finance Planning and Operations for the Educational Publishing Division of Houghton Mifflin Company. Mr. Terino is also a director of Celerity Solutions, Inc.

Nominee for Election as Class III Director (Term Expiring at the 2005 Annual Meeting)

Joanna T. Lau	44

Ms. Lau has been a director of eBT since March 1994. Ms. Lau has been President and Chairman of the Board of Lau Technologies, Inc., which provides manufacturing services for electronic systems and produces digitized imaging identification systems, since March 1990. Ms. Lau held various management positions with Digital Equipment Corporation and General Electric Company from 1981 until 1990.

Class II Director (Term Expiring at the 2004 Annual Meeting)

Stephen O. Jaeger	58

Mr. Jaeger served as Chief Executive Officer of eBT from the end of March 1999 to April 11, 2000 and from June 1, 2001 to the present, and has been a director of eBT since its inception in November 1993. Since June 1, 2001, Mr. Jaeger has also served as eBT’s President and has served as its Treasurer since December 2001. In mid-March 1999, Mr. Jaeger was elected Chairman of the Board of Directors and continues to serve in that capacity. After serving as an independent consultant, Mr. Jaeger joined privately-held PharmaCom Group, Inc. in February 1999 as a principal, director and officer. From December 1997 to October 1998, Mr. Jaeger was Executive Vice President and Chief Financial Officer and a director at Clinical Communications Group, Inc. From March 1995 until September 1997, Mr. Jaeger served as Vice President and Chief Financial Officer and Treasurer of The Perkin-Elmer Corporation. Mr. Jaeger was Chief Financial Officer of Houghton Mifflin from 1988 until March 1995.

Other than Mr. Jaeger, there are no other executive officers of eBT.

During the past five years, none of the above named persons has been convicted in a criminal proceeding or has been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the above named persons are citizens of the United States.

The Board of Directors met seven times during the fiscal year ended January 31, 2003. In 1999, the Board of Directors adopted eBT’s Corporate Governance Guidelines and Procedures. These guidelines and procedures mandate the rules governing Board composition and selection, roles, independence, relationship with management, mandatory retirement at age 72, term of service and annual review.

Committees of the Board of Directors

The Board of Directors currently has two standing committees: the Compensation Committee and the Audit Committee.

The Compensation Committee.    The duties of the Compensation Committee are to oversee the compensation and benefit programs and policies of eBT, to make recommendations to the Board of Directors regarding the granting of stock options and other equity incentive compensation and to determine the compensation of the directors and the executive officer of eBT. The Compensation Committee met once during the fiscal year ended January 31, 2003. The members of the Compensation Committee are Ms. Lau, Chair, and Mr. Terino. The report of the Compensation Committee is set forth below under the caption “Executive Compensation.”

The Audit Committee.    The duty of the Audit Committee, which is composed entirely of independent directors, is to review the integrity of eBT’s financial statements, including quarterly financial statements. eBT’s accounting personnel and its independent auditors have direct access to the Audit Committee. The Audit Committee also reviews the qualifications of eBT’s independent auditors and makes recommendations to the Board of Directors regarding the selection of the independent auditors, the scope of their audit and other services and their fees. The Audit Committee is empowered to investigate any matter concerning the integrity of reported facts, figures, ethical conduct and appropriate disclosure. The Audit Committee met four times (including two times with the full board) during the fiscal year ended January 31, 2003. The current members of the Audit Committee are Mr. Terino, Chairman (who is the audit committee financial expert), Dr. Fuller and Ms. Lau. The Audit Committee adopted a charter in April 2000. The charter sets out in detail the roles and responsibilities of the Audit Committee and requires that the charter be reviewed and reassessed annually by the Committee and submitted annually to the Board of Directors for approval.

Report of the Audit Committee

The Audit Committee of the Board of Directors is appointed by the Board and consists of three independent directors. On behalf of the Board, the Audit Committee oversees eBT’s financial reporting process and eBT’s system of internal accounting and financial controls. Management is vested with the primary responsibility for the development and maintenance of eBT’s financial statements, financial reporting process and system of internal controls. In order to effectively discharge its oversight role, the Audit Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of eBT and the power to retain outside legal counsel, auditors or other experts for this purpose.

eBT’s independent auditors, Ernst & Young LLP, are responsible for expressing an opinion on the conformity of the audited financial statements with accounting principles generally accepted in the United States. Their opinion, titled “Report of Independent Auditors” may be found in eBT’s Annual Report on Form 10-K which eBT files each year with the Securities and Exchange Commission. The Audit Committee reviewed with the independent auditors their judgments as to the quality and acceptability of eBT’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards generally accepted in the United States. Additionally, the Audit Committee discussed with the independent auditors the auditors’ independence from management and from eBT including the matters in the written disclosures required by the Independence Standards Board.

In fulfilling its oversight responsibilities for the fiscal year ended January 31, 2003, the Audit Committee reviewed the financial statements filed in the Annual Report on Form 10-K with management by examining and discussing the quality and acceptability of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with eBT’s independent auditors the overall scope and plans for their respective audits. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of eBT’s internal controls and the overall quality for eBT’s financial reporting.

Audit Fees and All Other Fees.    The Audit Committee has been advised by eBT’s management that, for the year ended January 31, 2003, eBT paid Ernst & Young LLP $59,100 for audit fees and $47,700 for all other fees. The Audit Committee has considered that the provision of the non-audit services noted above is compatible with maintaining Ernst & Young LLP’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended January 31, 2003 for filing with the Securities and Exchange Commission. The Audit Committee and the Board have selected Ernst & Young LLP as independent auditors of eBT for the fiscal year ended January 31, 2004. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement, if so desired, and will be available to respond to appropriate questions.

Edward Terino, Chairman

Samuel H. Fuller, Member

Joanna Lau, Member

Directors’ Compensation

Each director who is not an employee of eBT receives $2,500 per quarter for Board and committee meetings held during the quarter, up to a maximum of $10,000 per year (subject to adjustment by the Board in the event that the number of meetings in the year is extraordinary). In February 2003, director compensation was reduced to $1,250 per quarter, up to a maximum of $5,000 per year. This change will be effective June 1, 2003.

Executive Compensation

Report of Compensation Committee on Executive Compensation.    eBT’s executive compensation program is determined by the Compensation Committee of the Board of Directors, which is composed of non-employee directors. The Compensation Committee approves the compensation plans for the executive officers of eBT and oversees the general compensation policy of eBT. On February 14, 2000, the Compensation Committee adopted a charter which sets forth in detail the responsibilities of the Committee.

Evaluation of CEO’s Performance in Fiscal 2003. In fiscal 2003, the Committee considered the Chief Executive Officer’s role in the continued implementation of the Plan of Complete Liquidation and Dissolution (“Plan”). The Plan was adopted by the Board of Directors on May 22, 2001 and approved by eBT’s stockholders on November 8, 2001. The principal achievements in the implementation of the Plan in fiscal 2003 included:

•	The payment of the second cash distribution to stockholders;

•	An increase in the net assets in liquidation available for future cash distribution to stockholders; and

•	The continuing reduction in eBT’s general and administrative functions.

Based upon eBT’s continued satisfactory achievement in fiscal 2003 of the Plan’s goals, and the net assets in liquidation value per share as of January 31, 2003, an annual bonus of $30,000 for Mr. Jaeger was approved by the Committee and adopted by the Board.

CEO’s Salary. In fiscal 2003, the Committee set Mr. Jaeger’s annual salary at $90,000. Effective in May 2003, Mr. Jaeger’s salary has been reduced to $30,000 per annum. This change in annual salary reflects eBT’s expectation that relief from the reporting requirements under the Exchange Act will be achieved in fiscal 2004. Accordingly, certain related administrative activities will be further reduced and/or eliminated.

Joanne T. Lau, Chair

Edward Terino, Member

Stock Performance Graph.    The line graph below compares the percentage change in cumulative total stockholder return on eBT’s Common Stock with the total cumulative return of the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Services Stock Index for the period from December 31, 1997 to January 31, 2003. The line graph assumes that the value of any investment in shares of Common Stock, the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Services Stock Market Index was $100 on December 31, 1997 and that all dividends were reinvested.

	12/31/97	12/31/98	1/29/99	1/31/00	1/31/01	1/31/02	1/31/03
eBT International, Inc.	100.00	216.22	216.22	331.89	23.78	29.11	40.10
Nasdaq Computer & Data	100.00	190.88	231.86	366.42	238.59	161.64	107.11
Nasdaq Stock Market (US)	100.00	152.06	175.28	273.94	200.46	136.42	95.25

Summary Compensation Table.    The following table sets forth information with respect to the compensation, for the last three fiscal years, of the Chief Executive Officer of eBT during the fiscal year ended January 31, 2003.

		Annual Compensation		Long Term Compensation Awards
Name and Principal Position in Fiscal 2003	Fiscal Year	Salary($)	Bonus($)	Restricted Stock Awards($)	Securities Underlying Options(#)	All other Compensation ($)
Stephen O. Jaeger, Chief Executive Officer, President and Treasurer(1)	2003 2002 2001	90,000 120,000 140,000	30,000 100,000 150,000	— — —	— 10,000 10,000	— — —

(1)	Mr. Jaeger resigned as Chief Executive Officer as of April 11, 2000 and was reinstated on June 1, 2001.

There were no stock options granted during the fiscal year ended January 31, 2003.

Aggregated Option Exercises and Year-End Option Table.    As of January 31, 2003 all options held by the Chief Executive Officer were either exercised or forfeited prior to January 31, 2002.

Employment Agreements.    After the resignation eBT’s prior President and Chief Executive Officer on May 30, 2001, Mr. Jaeger agreed to serve as eBT’s Chief Executive Officer and President. Effective June 1, 2001, eBT entered into a new Employment Agreement (the “2001 Agreement”) with Mr. Jaeger. The 2001 Agreement replaced his April 1, 1999 employment agreement. The 2001 Agreement provided for the following compensation:

•	A continuation of his annual base salary of $120,000 through the earlier of March 1, 2002 or at such time as a third party is appointed by the Board of Directors to complete the liquidation and distribution of eBT’s net assets pursuant to the Plan. If a third party is not appointed by March 1, 2002, and he continues to serve as Chief Executive Officer and President then the Board may reduce his base salary to an amount commensurate with the requirement to complete the Plan.

•	A bonus not to exceed $100,000 if the anticipated distribution to stockholders pursuant to the Plan is determined by the Board of Directors to be at least $3.10 per share of common stock.

•	His April 11, 2001 option to acquire 10,000 shares of common stock at $1.60 per share was deemed fully vested as of the date eBT’s stockholders approved the Plan.

•	His employment as Chief Executive Officer and President may be terminated other than for cause by eBT at any time upon 60 days notice. In such event, he is entitled to receive a continuation of insurance benefits for a period of 24 months plus the bonus, if any, referred to above.

On March 18, 2002, Mr. Jaeger and eBT agreed to reduce his base salary base to $90,000 per year effective as of March 1, 2002, and to provide Mr. Jaeger with the opportunity to earn a bonus in fiscal 2003 of up to $30,000, if the estimate of the payout to shareholders is in excess of $.28 per share at January 31, 2003 (adjusted for any cash payouts made in the fiscal year). In February 2003, Mr. Jaeger and eBT agreed to reduce his base salary to $30,000 per year effective as of May 2003.

INFORMATION ABOUT eBT INTERNATIONAL, INC.

General

eBT formerly developed and marketed enterprise-wide Web content management software solutions and associated services. eBT was incorporated under the laws of the State of Delaware. The Board of Directors unanimously adopted a Plan of Complete Liquidation and Dissolution on May 22, 2001. The Plan was approved by the holders of a majority of eBT’s outstanding shares on November 8, 2001. The key features of the Plan are:

•	the conclusion of all business activities, other than those related to the execution of the Plan;

•	the sale or disposal of all of eBT’s non-cash assets;

•	the establishment of reasonable reserves to be sufficient to satisfy the liabilities, expenses and obligations of eBT not otherwise paid, provided for or discharged;

•	the periodic payment of per share liquidating distributions to stockholders; and

•	the authorization of the filing of a Certificate of Dissolution with the State of Delaware.

eBT filed its Certificate of Dissolution on November 8, 2001 with the State of Delaware. Pursuant to Delaware law, eBT will continue in existence until at least November 8, 2004. During this period, eBT will attempt to convert its remaining net assets to cash for periodic distribution to its stockholders. It is not permitted to continue the business of eBT as a going concern. See “—Price Range of Common Stock and Dividends” for information about liquidating distributions made to stockholders to date.

Additional information regarding eBT is available in our Annual Report on Form 10-K for the fiscal year ended January 31, 2003.

Historical Financial Information

Set forth below is selected financial data of eBT as of and for the periods indicated below which have been derived from the financial statements contained in eBT’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003. The information presented below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition, Status of Liquidation and Results of Operations” included as Item 7 in the Form 10-K, the financial statements and related footnotes included in the Form 10-K, and the footnotes accompanying “Selected Financial Data” included as Item 6 in the Form 10-K. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein. eBT adopted liquidation basis accounting effective August 1, 2001 and as a result the selected financial data for the fiscal year 2002 only reflects operating activity through July 31, 2001.

The condensed consolidated financial statements for the six months ended July 31, 2001 and year ended January 31, 2001 were prepared on the going concern basis of accounting, which contemplates realization of assets and satisfaction of liabilities in the normal course of business. As a result of the adoption of the Plan and the imminent nature of the liquidation, eBT adopted the liquidation basis of accounting effective August 1, 2001. This basis of accounting is considered appropriate when, among other things, liquidation of a company is probable and the net realizable value of assets are reasonably determinable. Under this basis of accounting, assets are valued at their estimated net realizable values and liabilities are stated at their estimated settlement amounts.

(in thousands of dollars, except per share data)

	Year Ended January 31, 2003	Six Months Ended January 31, 2002
Statement of Changes in Net Assets Data (Liquidation Basis of Accounting)
Net assets in liquidation at beginning of period	$4,700	$48,327
Cash received from sale of fixed assets	—	274
Purchase of common stock	—	(784)
Adjust assets and liabilities to fair value	1,207	938
Cash distribution to shareholders	(4,406)	(44,055)

Net assets in liquidation at end of period	$1,501	$4,700

Statement of Operations Data (Going Concern Basis)	Six Months Ended July 31, 2001	Year Ended January 31, 2001
Total revenues	$1,526	$21,696
Gross profit (loss)	(169)	12,060
Restructuring expenses (benefit)	(135)	1,954
Special charges	11,395	200
Total operating expenses	18,993	37,933
Operating loss	(19,162)	(25,873)
Recovery of prior investment write-down	—	657
Gain on sales of assets, net	230	38,170
Income (loss) before income taxes	(17,029)	16,815
Provision for income taxes	—	300
Net income (loss)	($17,029)	$16,515
Earnings (loss) per common share	($1.14)	$1.00
Earnings (loss) per common share, assuming dilution	($1.14)	$0.98

Consolidated Balance Sheet Data	January 31, 2003 (Liquidation Basis)	January 31, 2002 (Liquidation Basis)
Total assets	$3,532	$8,237
Total liabilities, including estimated costs to be incurred during liquidation	$2,031	$3,537
Stockholders’ equity
Net assets in liquidation	$1,501	$4,700
Net liquidation value per common share	$0.102	$0.32

Description of Common Stock; Shareholders’ Rights Plan

eBT’s authorized capital stock currently consists of 50,000,000 shares of Existing Common Stock, $0.01 par value and 1,000,000 shares of preferred stock, $0.01 par value. After the Reverse Stock Split, the par value of the common stock will remain the same, but the authorized shares will change to 1,000,000 shares. As of the Record Date, 14,680,459 shares of eBT’s Existing Common Stock were issued and outstanding. We estimate that the number of shares of New Common Stock to be outstanding after the Reverse Stock Split will be approximately 293,500. Holders of eBT Existing Common Stock are entitled, and will continue to be entitled after the Reverse Stock Split, to one vote per share on all matters requiring a vote of stockholders, including the election of directors.

In 1997, the Board of Directors adopted a Shareholders’ Rights Plan and declared a dividend distribution of one preferred stock purchase right (a “Right”) for each outstanding share of eBT’s Common Stock to stockholders of record at the close of business on July 24, 1997 (the “Record Date”). Each Right entitles the registered holder to purchase from eBT a unit consisting of one one-thousandth of a share (a “Unit”) of Series A Junior Participating Preferred Stock, $0.01 par value per share (the “Preferred Stock”), at a purchase price of $145 ($7,250 post Reverse Stock Split) in cash per Unit (the “Purchase Price”), subject to adjustment. Each fifty Rights outstanding immediately prior to the completion of the Reverse Stock Split will be automatically converted into one Right following the Reverse Stock Split. No fractional Rights will be issued; rather, each resulting fractional Right will be purchased by eBT as part of the purchase of the fractional shares, without the payment of any additional consideration for the fractional Rights, since the Board has determined that any value that the Rights may have is reflected in the fair market value of the Common Stock.

Purchases of Common Stock by eBT

eBT has periodically repurchased Existing Common Stock at prices set by our Board of Directors. In that regard, during the first quarter of fiscal 2002 we acquired 506,200 shares at prices ranging from $1.69 to $2.75 per share, with an average price of $2.48 . During the fourth quarter of fiscal 2002 we acquired 248,300 shares at prices ranging from $3.1097 to $3.165, with an average price of $3.14. During the fourth quarter of fiscal 2003 we acquired 4,542 shares at a price of $0.09 per share.

Ownership of Voting Securities of eBT

The following table sets forth certain information with respect to the beneficial ownership of our Existing Common Stock by each person known to us to beneficially own more than 5% of our outstanding Existing Common Stock, by each director and by all officers and directors as a group as of the Record Date. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose or to direct the disposition of such security. The number of shares beneficially owned also includes any shares the person has the right to acquire within the next 60 days. Unless otherwise indicated, each person is the record owner of and has sole voting and investment power over his or her shares. Unless otherwise indicated, the address for each person named in the table is in care of eBT International, Inc., P.O. Box 1029, Scituate, Massachusetts 02047.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Existing Common Stock(2)
Dimensional Fund Advisors Inc.(3) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	763,400	5.20%

Farhad Fred Ebrahimi(4) 8821 Experimental Farm Road Cheyenne, WY 82009-8814	768,900	5.24%

Ironwood Capital Management, LLC(5) 21 Custom House Street Boston, MA 02109	1,093,450	7.45%

Performance Capital Group, LLC 14 Wall Street, 27th Floor New York, NY 10005	2,370,137	16.14%

MillenCo., L.P. 666 Fifth Avenue New York, NY 10103	1,612,682	10.99%

Samuel H. Fuller	7,500	*

Stephen O. Jaeger	19,333	*

Joanna T. Lau	9,500	*

Edward Terino	18,700	*

All directors and executive officers as a group (4 persons)	55,033	*

*	Less than 1%.

(1)	Unless otherwise noted, the nature of beneficial ownership is sole voting and investment power. The information herein is based on the most recently filed reports of beneficial ownership on Schedules 13D and 13G filed with the SEC pursuant to the Securities Exchange Act of 1934.

(2)	Percentage based upon 14,680,459 shares of the Existing Common Stock of eBT outstanding as of the Record Date.

(3)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of eBT that are owned by the Funds. All securities reported in this table are owned by the Funds. Dimensional disclaims beneficial ownership of such securities.

(4)	The members of the Ebrahimi family share power to vote the 768,900 shares. The members of the Ebrahimi family have dispositive power over the total number of shares as follows: Farhad Fred Ebrahimi has shared dispositive power with Farhad Alexander Ebrahimi over 100,000 shares, shared dispositive power with Mary Wilkie Ebrahimi over 544,900 shares, and shared dispositive power with Farah Alexandra Ebrahimi over 124,000. Mary Wilkie Ebrahimi has shared dispositive power with Farhad Fred Ebrahimi over 544,900 shares. Farad Alexander Ebrahimi has shared dispositive power with Farad Fred Ebrahimi over 100,000 shares. Farah Alexandra Ebrahimi has shared dispositive power with Farhad Fred Ebrahimi over 124,000.

(5)	Ironwood Capital Management, LLC (“Ironwood”) shares beneficial ownership over the shares with Warren J. Isabelle (“Isabelle”), Richard L. Droster (“Droster”) and Donald Collins(“Collins”).Ironwood, Isabelle, Droster and Collins share voting power over 554,550 shares and dispositive power over 1,093,450 shares.

Price Range Of Common Stock And Dividends

The Existing Common Stock of eBT is currently traded on the NASDAQ over-the-counter bulletin board under the symbol “EBTI.” The following table sets forth the high and low sale prices per share of eBT’s Existing Common Stock for the fiscal periods listed below as reported on the NASDAQ National Market, prior to May 15, 2002, and on the NASDAQ over-the-counter bulletin board after that date. Such information reflects interdealer prices, without retail markup, markdown or commission, and may not represent actual transactions.

	Fiscal 2004		Fiscal 2003		Fiscal 2002
Quarter Ended	High	Low	High	Low	High	Low
April 30	—	—	$0.27	$0.23	$2.81	$1.53
July 31	—	—	0.44	0.27	2.84	1.95
October 31	—	—	0.38	0.11	3.00	2.95
January 31	—	—	0.10	0.07	3.18	.19

As of the Record Date, eBT’s Existing Common Stock was held by 362 holders of record. The Reverse Stock Split is estimated to reduce the number of stockholders of record to 180, based on April 25, 2003 records. See “Special Factors—Fairness of the Reverse Stock Split Proposal” below for a discussion of the determination of a fair price for fractional shares.

eBT has paid no dividends on its Existing Common Stock since inception. On December 13, 2001, eBT made an initial liquidating distribution under the Plan. A distribution of $44,055,000 ($3.00 per share based on 14,685,001 shares of Existing Common Stock outstanding) was made to stockholders of record on December 7, 2001. On October 30, 2002, eBT made an additional liquidating distribution under the Plan. A distribution of $4,406,000 ($0.30 per share, based upon 14,685,001 shares of Existing Common Stock outstanding) was made to stockholders of record as of October 24, 2002.

We currently estimate that stockholders may receive aggregate periodic liquidation proceeds of $0.102 per share (based on the number of shares outstanding prior to the Reverse Stock Split) plus an amount ranging from $0.00 to approximately $0.073 per share, depending on the extent to which the general contingency reserve of $100,000 is spent or the $976,000 litigation contingency reserve is required to defend or satisfy the indemnification claims described above under “Background – Indemnification Claims.” Whether or not the stockholders approve the Reverse Stock Split, it is unlikely that any further distributions will be made to stockholders until final resolution of the indemnification claims. The estimated liquidation proceeds of $0.11 per share reflects the amount of $0.102 per share estimated by eBT in its Form 10-K for the year ended January 31, 2003, plus estimated cash saving of $115,000 that may be realized by becoming a private company. Liquidation proceeds may be increased to the extent of any royalty income received from Red Bridge Interactive, Inc. Red Bridge has estimated that royalty income during the remaining royalty period will be between $10,000 and $20,000. eBT has no other basis to estimate the amount of such royalty income.

PROPOSALS OF STOCKHOLDERS

In the event the Reverse Stock Split is not effected, pursuant to the Exchange Act, a stockholder owning of record or being the beneficial owner of at least the lesser of one percent or $2,000 in market value of Existing Common Stock may present a proposal to be voted on at eBT’s next annual meeting. To be included in eBT’s proxy statement and proxy card, the proposal must meet all legal requirements and be received by eBT at P.O. Box 1029, Scituate, Massachusetts 02047, not later than ______.

Stockholders wishing to present business for action (other than proposals included in the Board of Directors’ proxy statement as set forth in the preceding paragraph) or to nominate candidates for election as directors at a meeting of eBT’s stockholders, must do so in accordance with eBT’s By-laws. The By-laws provide that, in order to be presented at the next annual meeting, a stockholder proposal or nomination may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to eBT not later than the 20th day (or, if not a business day, the next succeeding business day) following the first date on which the date of the next annual meeting is publicly disclosed, or, if such public disclosure occurs more than 75 days prior to such scheduled date, then the later of the 20th day (or, if not a business day, the next succeeding business day) following the first date of public disclosure or the 75th day prior to such scheduled date (or, if not a business day, the next succeeding business day). The notice must also contain, among other things, background information concerning the stockholder making the proposal or nomination, the stockholder’s ownership of eBT’s capital stock and, in the case of nominations, background and stock ownership information with respect to each nominee.

OTHER MATTERS

The Board of Directors is not aware of any matter to be presented for action at the meeting other than the matters set forth herein. Should any other matter requiring a vote of stockholders arise, the proxies in the enclosed form confer upon the person or persons entitled to vote the shares represented by such proxies discretionary authority to vote the same in accordance with their best judgment in the interest of eBT.

FORWARD-LOOKING STATEMENTS

This Proxy Statement contains forward-looking statements. Additional written or oral forward-looking statements may be made by us from time to time in filings with the SEC or otherwise. The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Further events and actual results could differ materially than those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Proxy Statement describe factors that could contribute to or cause such differences.

We caution you not to place undo reliance on any forward-looking statements made by, or on behalf of, eBT in this Proxy Statement or in any of our filings with the SEC or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See “Available Information.”

AVAILABLE INFORMATION

eBT is subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the SEC’s Internet Website at http://www.sec.gov.

DOCUMENTS INCORPORATED BY REFERENCE

A copy of eBT’s Annual Report to Stockholders on Form 10-K for fiscal year ended January 31, 2003 (File No. 000-23384) is incorporated herein by reference pursuant to the requirements of Schedule 13E-3 and Schedule 14A. A copy of this report is enclosed with this proxy statement. Copies of past reports are available for review from the EDGAR filings obtained through the SEC’s Internet Website (http://www.sec.gov).

By order of the Board of Directors

Stephen O. Jaeger

President, CEO and Chairman of the Board

May __, 2003

Appendix A

Form of Amendment to

Certificate of Incorporation

to Effect Reverse Stock Split

Article Four, Section 1 of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

Section 1. Number of Shares.

Effective at 6:00 p.m. Wilmington, Delaware time on the date of filing (the “Effective Time”) of the Certificate of Amendment reflecting this amendment with the Delaware Secretary of State, every Fifty (50) outstanding shares of common stock, par value $0.01 per share (the “Common Stock”) of the Corporation will be combined into and automatically become one (1) outstanding share of Common Stock of the Corporation, and the total number of authorized shares of Common Stock of the Corporation shall be reduced automatically to One Million (1,000,000). The par value of the Common Stock shall not be changed hereby and shall remain $0.01 per share, as set forth in the Certificate of Incorporation as in effect prior to the filing of this Certificate of Amendment. The Corporation shall not issue fractional shares on account of the foregoing reverse split; all shares that are held by a stockholder as of the effective date hereof shall be aggregated and each fractional share resulting from the reverse stock split after giving effect to such aggregation shall be cancelled.

In lieu of any interest in a fractional share to which a stockholder would otherwise be entitled as a result of such reverse stock split, such stockholder shall be entitled to receive a cash amount equal to the fair value of such fractional share based on a value of $5.50 per whole share of Common Stock after giving effect to the reverse stock split effected hereby (representing a $0.11 per share value prior to giving effect to the reverse stock split effected hereby).

As of the Effective Time, the total number of shares of capital stock which the Corporation shall have the authority to issue is Two Million (2,000,000), of which One Million (1,000,000) is Common Stock and One Million (1,000,000) shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). As set forth in this Article IV, the Board of Directors of the Corporation (the “Board of Directors”) is authorized from time to time to establish and designate one or more series of preferred stock, to fix and determine the variations in the relative rights and preferences as between the different series of preferred stock in the manner hereinafter set forth in this Article IV, and to fix or alter the number of shares comprising any such series and the designation thereof to the extent permitted by law.

The number of authorized shares of the class of preferred stock may be increased or decreased (but not below the number of shares outstanding) by the affirmative vote of the holders of a majority of the common stock, without a vote of the holders of the preferred stock unless a vote of any such holders is required by law or pursuant to the certificate or certificates establishing the class of preferred stock or this Restated Certificate of Incorporation, as it may be amended from time to time.

A-1

Appendix B

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors and Stockholders

eBT International, Inc.

We have audited the accompanying consolidated statements of net assets in liquidation of eBT International, Inc. as of January 31, 2003 and 2002 and the related consolidated statements of changes in net assets in liquidation for the year ended January 31, 2003 and the six months ended January 31, 2002. In addition, we have audited the consolidated statements of operations, stockholders’ equity and cash flows for the six months ended July 31, 2001 and the year ended January 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 1 to the consolidated financial statements, the stockholders of eBT International, Inc. approved a plan of complete liquidation and dissolution of the Company, and the Company commenced liquidation shortly thereafter. As a result, the Company has changed its basis of accounting for periods subsequent to July 31, 2001 from the going-concern basis to a liquidation basis.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated net assets in liquidation of eBT International, Inc. as of January 31, 2003 and 2002 and the consolidated changes in net assets in liquidation for the year ended January 31, 2003 and the six months ended January 31, 2002, and the consolidated results of its operations and its cash flows for the six months ended July 31, 2001 and the year ended January 31, 2001, in conformity with accounting principles generally accepted in the United States applied on the bases described in the preceding paragraph. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/S/    ERNST & YOUNG LLP

Boston, Massachusetts

April 17, 2003

eBT INTERNATIONAL, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE __, 2003

The undersigned hereby appoints the official proxy committee of the Board of Directors of eBT International, Inc. (the “Company”), each with full power of substitution, to vote the shares of common stock of the Company that the undersigned is entitled to vote at the annual meeting of stockholders to be held at Nutter McClennen & Fish LLP at 155 Seaport Boulevard, Boston, Massachusetts 02210 on June __, 2003, at                      .m., and any adjournment thereof, as follows:

The Board of Directors unanimously recommends that stockholders vote “FOR” the Reverse Stock Split and the related amendment to eBT’s Certificate of Incorporation and “FOR” each of the listed nominees.

PROPOSAL I: To approve and adopt the Certificate of Amendment to the Certificate of Incorporation to effect a reverse stock split as set forth in the proxy statement provided to stockholders.

☐	☐	☐
FOR	AGAINST	ABSTAIN

PROPOSAL II: The election as director of all nominees listed (except as marked to the contrary below).

☐	☐
FOR	VOTE WITHHELD

Samuel H. Fuller, Joanna T. Lau and Edward Terino

Instruction: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below:

DISCRETIONARY AUTHORITY IS HEREBY CONFERRED AS TO ALL OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THIS ANNUAL MEETING. THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSAL TO ADOPT THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION AND FOR THE NOMINEES AS DIRECTOR SPECIFIED. THE PROXIES MAY VOTE IN THEIR DISCRETION AS TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

NOTE: Signatures should correspond exactly with the name or names appearing on the stock certificate(s). If shares are registered in more than one name, all holders must sign. A corporation should sign in its full corporate name by a duly authorized officer, stating his or her title. Trustees, guardians, executors and administrators should sign in their official capacity, giving full title as such. If a partnership, please sign in the partnership name by an authorized person.

The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders and of a Proxy Statement dated _____, 2003 and of the Annual Report on Form 10-K of the Company.

Dated:                                                          , 2003

Name(s) of Stockholder(s)

Signature(s) of Stockholder(s)

Please mark, sign, date and return this proxy promptly, using the enclosed envelope. No postage necessary.

Please Return Proxy As Soon As Possible